Exhibit 99.1

Investor Contact: John Heller – 952-229-7427 or ir@lifetimefitness.com

Media Contact: Jason Thunstrom – 952-229-7435 or pr@lifetimefitness.com

FOR IMMEDIATE RELEASE

LIFE TIME FITNESS ANNOUNCES PRELIMINARY FINANCIAL RESULTS

FOR FOURTH QUARTER AND FULL YEAR 2012

Company Also Provides Preliminary 2013 Guidance

CHANHASSEN, Minn. (January 31, 2013) – Life Time Fitness, Inc. (NYSE: LTM), The Healthy Way of Life Company, today announced preliminary results for the fourth quarter and full year ended December 31, 2012.

The Company expects to report revenue in the range of $273.0-275.0 million, net income of $22.0-23.5 million and diluted earnings per share of $0.53-0.56 for 4Q 2012. For the year, expectations include revenue of $1.125-1.127 billion, net income of $110.0-111.5 million and diluted earnings per share of $2.63-2.66. The Company previously provided guidance of $1.127-1.137 billion in revenue, net income of $114.5-116.0 million and diluted earnings per share of $2.73-2.76 for 2012.

Included in the preliminary results is approximately $0.07 of diluted earnings per share impact in the fourth quarter from losses related to the effect of Hurricane Sandy upon operations, other unrelated self-insured expenses, and costs related to the inaugural launch of Commitment Day. Commitment Day is a year-round movement involving events and activities commencing on January 1 and continuing throughout the year, urging people to commit to healthy eating, exercise, personal responsibility, giving and a healthy planet. Additionally, during the fourth quarter, the Company experienced slightly lower year-over-year membership growth than planned, coupled with higher membership acquisition costs. For the year ended 2012, the Company expects dues growth of nearly 10% and memberships to increase by approximately 1%. Finally, during the fourth quarter, the Company also made incremental investments in consumer-facing technology, including scheduling systems and mobile applications.

The Company also announced preliminary 2013 guidance. Three new center openings are planned during the year, including one in the first half and two in the second half of 2013. Expectations include revenue of $1.200-1.220 billion, net income of $120.0-124.0 million and diluted earnings per share of $2.85-2.95 for the year. 2013 revenue and earnings are expected to be driven primarily by price and mix optimization, and growth in in-center and ancillary business revenue. The Company’s preliminary guidance includes the anticipated impact of the timing of 2013 new center openings, pre-sale expenses for centers opening in early 2014 and the investment in growth initiatives.

- more -

Life Time Announces Preliminary Results – Page 2

Bahram Akradi, chairman, president and chief executive officer, Michael Robinson, executive vice president and chief financial officer, and John Heller, senior director, investor relations and treasurer, have provided a webcast message today in connection with these preliminary results. The webcast may be accessed via the Company’s Investor Relations Events section of its website at lifetimefitness.com or via this link.

Life Time Fitness’ fourth quarter and full year financial results remain subject to regular year-end closing processes, including conclusion of the Company’s 2012 financial audit. The Company plans to announce its fourth quarter and full year financial results on Thursday, February 21. Details regarding the conference call will be announced later.

About Life Time Fitness, Inc.

As The Healthy Way of Life Company, Life Time Fitness (NYSE: LTM) helps organizations, communities and individuals achieve their total health objectives, athletic aspirations and fitness goals by engaging in their areas of interest – or discovering new passions – both inside and outside of Life Time’s distinctive and large sports, professional fitness, family recreation and spa destinations, most of which operate 24 hours a day, seven days a week. The Company’s Healthy Way of Life approach enables customers to achieve this by providing the best programs, people and places of uncompromising quality and value. As of January 31, 2013, the Company operated 105 centers under the LIFE TIME FITNESS® and LIFE TIME ATHLETIC(SM) brands in the United States and Canada. Additional information about Life Time centers, programs and services is available at lifetimefitness.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can usually be identified by the use of terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “evolve,” “expect,” “forecast,” “intend,” “looking ahead,” “may,” “opinion,” “plan,” “possible,” “potential,” “project,” “should,” “will” and similar words or expressions. Forward-looking statements are subject to certain risks and uncertainties that could cause the Company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. Among these factors are attracting and retaining members, risks related to our debt levels and debt covenants, the ability to access our existing credit facility and obtain additional financing, strains on our business from continued and future growth, including potential acquisitions and other strategic initiatives, risks related to maintenance and security of our data, potential recognition of compensation expense related to performance-based stock grants, competition from other health and fitness centers, identifying and acquiring suitable sites for new centers, delays in opening new centers and other factors set forth in the risk factor section of the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission.

The Company cautions investors not to place undue reliance on any such forward-looking statements, which speak only as of the date on which such statements were made. The Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date. All remarks made during the Company’s preliminary financial results webcast will be current at the time of the webcast and the Company is under no obligation to update the recording.